EXHIBIT 2.2

AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS AMENDMENT (the “Amendment”) is to the Share Purchase Agreement between Adept Technology France (“Buyer”), the shareholders of Cerebellum Automation (“Sellers and/or Shareholders”) and Adept Technology, Inc. (“Adept”) effective as of January 1, 2008 (the “Agreement”). All defined terms shall have the same meaning as in the Agreement unless otherwise defined herein. The Effective Date of this Amendment is January 18, 2008.

RECITALS:

Whereas, Buyer, Sellers and Adept wish to amend the Agreement to include terms specific to the potential issuance of shares of Adept Common Stock;

Now therefore, upon mutual consideration, the parties agree as follows:

AGREEMENT:

A. The following sentence shall amend and replace the second sentence in the first paragraph labeled “Deferred Consideration:” in Schedule 1.1 of the Agreement:

“The Total Deferred Consideration shall be payable by Buyer in the case of Cash Consideration and by Adept in the case of Non-Cash Consideration; provided that in no case shall such issuance by Adept of Adept Common Stock as Non-Cash Consideration be in excess of ten percent (10%) of the then outstanding number of shares of Adept Common Stock as reported on the NASDAQ stock exchange.”

B. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof, and shall supersede any prior agreements or understandings between the parties, whether written or oral, with respect to the subject matter hereof. All other terms of the Agreement shall remain in full force and effect.

C. This Amendment may be executed using facsimile signature pages and/or in counterparts, each of which shall be deemed an original and legally binding signature.

AGREED TO AND ACCEPTED:

ADEPT TECHNOLOGY FRANCE	ADEPT TECHNOLOGY, INC.

Signature:	Signature:
Name:	Name:
Title:	Title:

BRUNO ADAM		ALEXANDRE HAAG

Signature:	/s/ Bruno Adam	Signature:	/s/ Alexandre Haag

NICOLAS ADAM		JULIE ADAM

Signature:	/s/ Bruno Adam	Signature:	/s/ Bruno Adam
Represented by his legal representatives Mr. Bruno Adam and Mrs. Caroline Adam (born Langlais)		Represented by her legal representatives Mr. Bruno Adam and Mrs. Caroline Adam (born Langlais)

MARION ADAM		SHAREHOLDERS’ REPRESENTATIVE

Signature:	/s/ Bruno Adam	Signature:	/s/ Bruno Adam
Represented by her legal representatives Mr. Bruno Adam and Mrs. Caroline Adam		Name:	Bruno Adam

(born Langlais)